Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713)529-0900

Equus Total Return, Inc. Announces

Suspension of Distribution Policy

HOUSTON, TX – March 24, 2009 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund”) announced today that it will suspend its managed distribution policy (the “Policy”) and payment of quarterly distributions for an indefinite period. The suspension of the Policy is effective immediately. As originally implemented, the Policy provided for quarterly dividends at an annualized rate equal to 10% of the Fund’s market value per share as at the end of the preceding calendar year.

At a regular meeting held on March 19, 2009, the Fund’s Board of Directors considered continuation of the Policy and a number of alternatives and other factors before making a determination to suspend the Policy. The Fund’s chairman, Greg Flanagan, stated, “Given the circumstances of this unprecedented economic climate, the Board believes it is in the best interest of our shareholders to suspend the Fund’s managed distribution policy”. The Fund will pay out net investment income and/or realized capital gains, if any, on an annual basis as required under the Investment Company Act of 1940. However, the Fund may not make additional distributions in 2009.

The Fund’s policy has stated a goal of providing dependable, but not assured distributions with respect to the common shares. Mr. Flanagan noted, however, that the Policy has always been subject to the Board’s discretion to suspend, modify or terminate the Policy at any time. Mr. Flanagan stated that “the Fund’s Board of Directors will continue to monitor the economic environment and the Fund’s ability to pay dividends at its regular quarterly meetings.”

Kenneth Denos, Chief Executive Officer and President the Fund, identified a number of factors that influenced the decision to suspend the Policy:

•

The Fund is not presently generating sustainable current income or capital gains sufficient to pay regular dividends. Consequently, any dividends paid during the intermediate future are likely to primarily consist of return of capital.

•	Like other closed-end funds, the Fund’s Policy has not appeared to narrow the Fund’s share price discount from the Fund’s net asset value.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus Total Return, Inc. may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.